Exhibit 23.1



             CONSENT OF INDEPENDENT ACCOUNTANTS


Competitive Technologies, Inc.
Fairfield, Connecticut


We hereby consent to the incorporation by reference in the Registration Statements of Competitive Technologies, Inc. on Form S-8 (Registration Nos. 33-87756, 33-44612, 333-18759,
333-49095, 333-95763, 333-58612, 333-81456 and 333-102798)
of our report dated October 10, 2003, except for Note 18, for which the date is October 27, 2003, relating to the consolidated financial statements of Competitive Technologies, Inc., which contains an explanatory paragraph related to the Company's ability to continue as a going concern, appearing in the Company's Annual Report on Form 10-K for the year ended July 31, 2003.





/s/ BDO Seidman, LLP

BDO Seidman, LLP
Valhalla, New York
October 29, 2003